              THE MANUFACTURERS LIFE INSURANCE COMPANY OF NEW YORK
                              100 SUMMIT LAKE DRIVE
                            VALHALLA, NEW YORK 10595

July 25, 2003

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Re: Actuarial Opinion on Illustrations Contained in Post-Effective Amendment No. 1 to a Registration Statement on Form N-6 (File No. 333-100664) (the "Amendment")


Dear Sirs:

This opinion is furnished in connection with the above-referenced Amendment under the Securities Act of 1933, as amended, describing a flexible premium variable universal life insurance policy (the "Policy") that is offered and sold by The Manufacturers Life Insurance Company of New York.

     (1) The illustrations of death benefits, Policy values, cash surrender values, and surrender values used in this Amendment are consistent with the provisions of the Policy and the Company's administrative procedures.

     (2) The rate structure of the Policy has not been designed, and the assumptions for the illustrations (including sex, age, rating classification, and premium amount and payment schedule) have not been selected, so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be materially more favorable than for any other prospective purchaser with different assumption.

     (3) The particular illustrations shown based on commonly used rating classifications and premium amounts and ages appropriate to the markets in which the Policy is sold.

I hereby consent to the use of this opinion as an exhibit to the Amendment.

Sincerely,
/s/ Naveed Irshad
Naveed Irshad
Pricing Actuary